Exhibit 3.(ii)

RESTATED CERTIFICATE OF INCORPORATION

OF

NORTHERN TRUST CORPORATION

NORTHERN TRUST CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is Northern Trust Corporation. The date of filing its original Certificate of Incorporation, under the name Nortrust Corporation, with the Secretary of State was August 23, 1971.

2. This Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Certificate of Incorporation as heretofore amended of this Corporation, and there is no discrepancy between this Restated Certificate of Incorporation and the Certificate of Incorporation as heretofore amended of this Corporation.

3. The text of the Certificate of Incorporation is restated hereby to read as herein set forth in full:

RESTATED CERTIFICATE OF INCORPORATION

OF

NORTHERN TRUST CORPORATION

ARTICLE FIRST

Name

The name of the Corporation is Northern Trust Corporation.

ARTICLE SECOND

Registered Office

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

Purposes

The nature of the business to be conducted or promoted and the purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOURTH

Capital Stock Classes

The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 570,000,000 shares, which are divided into two classes as follows:

10,000,000 shares of Preferred Stock (Preferred Stock) without par value, and

560,000,000 shares of Common Stock (Common Stock) $1.66 2/3 par value per share.

The designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the above classes of stock are as follows:

I

Preferred Stock

1. Issuance in Series.

Shares of Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations as the Board of Directors may determine. All shares of any one series of Preferred Stock will be identical with each other in all respects, except that shares of any one series issued at different times may differ as to dates from which dividends thereon may be cumulative. All series will rank equally and be identical in all respects, except as permitted by the following provisions of paragraph 2 of this Division I.

2. Authority of the Board with respect to Series.

The Board of Directors is authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Restated Certificate of Incorporation or any amendment thereto including, but not limited to, determination of any of the following:

(a) the distinctive serial designation and the number of shares constituting a series;

(b) the dividend rate or rates, whether dividends are cumulative and, if so, from which date, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

(c) the voting powers, full or limited, if any, of the shares of the series;

(d) whether the shares are redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

(e) the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to any payment or distribution of the assets of the Corporation to any class or classes of stock of the Corporation ranking junior to the Preferred Stock;

(f) whether the shares are entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of a series and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

(g) whether the shares are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

(h) any other preferences, privileges and powers, and relative participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the Board of Directors may deem advisable and as are not inconsistent with the provisions of this Restated Certificate of Incorporation.

3. Dividends.

Before any dividends on any class or classes of stock of the Corporation ranking junior to the Preferred stock (other than dividends payable in shares of any class or classes of stock of the Corporation ranking junior to the Preferred Stock) may be declared or paid or set apart for payment, the holders of shares of Preferred Stock of each series are entitled to such cash dividends, but only when and as declared by the Board of Directors out of funds legally available therefor, as they may be entitled to in accordance with the resolution or resolutions adopted by the Board of Directors providing for the issue of the series, payable on such dates in each year as may be fixed in the resolution or resolutions. The term “class or classes of stock of the Corporation ranking junior to the Preferred Stock” means the Common Stock and any other class or classes of stock of the Corporation hereafter authorized which rank junior to the Preferred Stock as to dividends or upon liquidation.

4. Reacquired Shares.

Shares of Preferred Stock which have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired and shares which have been converted into shares of Common Stock) will have the status of authorized and unissued shares of Preferred Stock and may be reissued.

5. Voting Rights.

Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock pursuant to this Division I, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever. In no event shall the Preferred Stock be entitled to more than one vote in respect of each share of stock except as may be required by law or by this Restated Certificate of Incorporation.

6. Outstanding or Reserved for Issuance Preferred Stock.

(a) Series A Junior Participating Preferred Stock

1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 1,500,000. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $1.66 2/3 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $21.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after July 21, 1998 (the “Rights Dividends Declaration Date”) declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock)

into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $21.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Dividend Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in any Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in this Restated Certificate of Incorporation or in any Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to $100 per share of Series A Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Corporation shall at any time after the Rights Dividend Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Dividend Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock, unless the terms of any such series shall provide otherwise.

10. Amendment. This Restated Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

11. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

II

Common Stock

1. Dividends.

Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation.

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or other entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this paragraph.

3. Voting Rights.

Except as may be otherwise required by law or this Restated Certificate of Incorporation, each holder of Common Stock has one vote in respect of each share of stock held by him of record on the books of the Corporation on all matters voted upon by the Stockholders.

III

Other Provisions

1. Preemptive Rights.

No stockholder shall have any preemptive right to subscribe to an additional issue of stock of any class or series or to any securities of the Corporation convertible into such stock.

2. Changes in Authorized Capital Stock.

Subject to the protective conditions and restrictions of any outstanding Preferred Stock, any amendment to this Restated Certificate of Incorporation which increases or decreases the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation.

ARTICLE FIFTH

Board of Directors

1. Powers of the Board.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(a) To make, alter or repeal the by-laws of the Corporation.

(b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

(c) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any reserve in the manner in which it was created.

(d) By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the by-laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Restated Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the by-laws of the Corporation; and, unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

(e) When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the

Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the Corporation.

2. Terms and Number of Board Members.

The number of members of the Board of Directors will be fixed from time to time by the Board of Directors, but (subject to vacancies) in no event may there be less than three directors. Each director shall serve until the next annual meeting of stockholders or until his successor is elected.

If any vacancy occurs in the Board of Directors during a term, the remaining directors, by affirmative vote of a majority thereof, may elect a director to fill the vacancy until the next annual meeting of stockholders.

3. Cumulative Voting.

At all elections of directors of the Corporation, each stockholder entitled generally to vote for the election of directors shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

ARTICLE SIXTH

Records

The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

ARTICLE SEVENTH

Certain Contracts

No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

1. The material facts as to his interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by a vote sufficient for such purpose without counting the vote of the interested director or directors; or

2. The material facts as to his interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

3. The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE EIGHTH

Indemnification

1. Claim Brought by Third Parties.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted by such person in such capacity, against costs, charges and other expenses (including attorneys’ fees) (“Expenses”), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2. Claim By or in the Right of the Corporation.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgement in its favor by reason of the fact that he is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted by such person in such capacity, against Expenses actually and reasonably incurred by him in connection with the investigation, defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such Expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

3. Additional Indemnification.

In addition to the indemnification provided for in paragraphs 1 and 2 of this Article Eighth, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of another corporation, partnership, joint venture, trust or other enterprise by reason of the fact that he is or was serving or has agreed to serve at the request of the Corporation as a director of such other corporation, partnership, joint venture, trust or other enterprise against Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding for breach of fiduciary duty as such director, except for liability: (i) for breach of the duty of loyalty to such other corporation, partnership, joint venture, trust or other enterprise; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) for unlawful payment of a dividend or unlawful purchase or redemption of stock; or (iv) for any transaction from which the director derived an improper personal benefit.

4. Successful Defense.

To the extent that any person referred to in paragraphs 1, 2 or 3 of this Article Eighth has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, he shall be indemnified against Expenses actually and reasonably incurred by him in connection therewith.

5. Determination of Conduct.

Any indemnification under paragraphs 1, 2 or 3 of this Article Eighth (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in said paragraphs 1, 2 or 3 of this Article Eighth. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

6. Advance Payment.

Expenses incurred by any person referred to in paragraphs 1, 2 or 3 of this Article Eighth in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as provided in this Article Eighth.

7. Certificate of Incorporation Article Not Exclusive; Change in Law.

The indemnification and advancement of Expenses provided by, or granted pursuant to, this Article Eighth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of Expenses may be entitled under any law (common or statutory), by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Notwithstanding the provisions of this Article Eighth, the Corporation shall indemnify and make advancement of Expenses to any person referred to in paragraphs 1, 2 or 3 of this Article Eighth to the fullest extent permitted under the laws of the State of Delaware and any other applicable laws, as they now exist or as they may be amended in the future.

8. Contract Rights.

All rights to indemnification and advancement of Expenses provided by this Article Eighth shall be deemed to be a contract between the Corporation and each person referred to in paragraphs 1, 2 or 3 of this Article Eighth. Any repeal or modification of this Article Eighth or any repeal or modification of relevant provisions of the Delaware General Corporation Law or any other applicable law shall not in any way diminish any rights to indemnification or advancement of Expenses with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part on such state of facts.

9. Insurance.

The Corporation shall have power to purchase and maintain insurance on behalf of any person referred to in paragraphs 1, 2 or 3 of this Article Eighth against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Eighth or of Section 145 of the Delaware General Corporation Law.

10. Indemnification of Employees or Agents.

The Board of Directors may, by resolution, extend the indemnification and advancement of Expenses provisions of this Article Eighth to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

11. Definition of Corporation.

For purposes of this Article Eighth, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was or has agreed to become a director, officer, employee or agent of such constituent corporation, or is or was serving or has agreed to serve at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article Eighth with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

12. Employee Benefit Plans.

For purposes of this Article Eighth, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” as referred to in this Article Eighth.

ARTICLE NINTH

Stockholder Action by Consent

Any corporate action upon which a vote of stockholders is required or permitted may be taken without a meeting or vote of stockholders with the written consent of stockholders having not less than a majority of all of the stock entitled to vote upon the action if a meeting were held; provided, that in no case shall the written consent be by holders having less than the minimum percent of the vote required by statute for the proposed corporate action and provided that prompt notice be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous written consent.

ARTICLE TENTH

Amendment

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE ELEVENTH

Limited Liability of Directors

No person who was or is a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. For purposes hereof, “fiduciary duty as a director” shall include fiduciary duties arising in serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, and “personally liable to the Corporation” shall include liabilities to such other corporations, partnerships, joint ventures, trusts or other enterprises, and liabilities to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

4. This Restated Certificate of Incorporation was duly adopted in accordance with provisions of Section 245 of the General Corporation Law of the State of Delaware.

5. The capital of said Corporation will not be reduced under or by reason of this Restated Certificate of Incorporation.

IN WITNESS WHEREOF, Northern Trust Corporation has caused its corporate seal to be hereunto affixed and this Restated Certificate of Incorporation to be signed by Kelly R. Welsh, its Executive Vice President and General Counsel, and the same to be attested by Rose A. Ellis, its Secretary, this 9 day of March, 2005.

/s/ Kelly R. Welsh
(SEAL)	Kelly R. Welsh
Executive Vice President and General Counsel

/s/ Rose A. Ellis
Rose A. Ellis
Secretary